Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (the “Second Amendment”), is made and entered into as of this 13th day of May, 2014, and is an amendment to that certain Employment Agreement dated as of April 29, 2011, between SHFL entertainment, Inc. formerly known as Shuffle Master, Inc., a Minnesota corporation (“SHFL”), and Kathryn S. Lever (“Executive”) and amended by that certain Amendment to Employment Agreement dated as of November 25, 2013, between Bally Technologies, Inc. (the “Company”), as successor in interest by merger to SHFL (collectively, the “Employment Agreement”).  All capitalized terms used in this Second Amendment and not otherwise defined herein shall have the same meaning as in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.         The Initial Term as specified in Section I of the Agreement is hereby amended to extend the Initial Term for an additional forty-five (45) days.  The Initial Term shall end on June 19, 2014.

2.         Except as expressly amended hereby, the Employment Agreement, as amended hereby, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according to its terms and conditions, and without any further amendments or modifications.

Company:		Executive:

Bally Technologies, Inc.

By:	/s/ Ramesh Srinivasan	/s/ Kathryn Lever
Name:	Ramesh Srinivasan	Kathryn S. Lever
Its:	President & CEO

APPROVED:

Bally Technologies, Inc. Compensation Committee

By:	/s/ Josephine Linden
Name:	Josephine Linden
Its:	Chairman